     The Financial Statements and Financial Statement Schedule listed below are included in this Report:

o Consolidated Balance Sheets at October 31, 2005 and 2004
o Consolidated Statements of Income for the years ended October 31, 2005, 2004 and 2003
o Consolidated Statements of Shareholders' Equity for the years ended October 31, 2005, 2004 and 2003
o Consolidated Statements of Cash Flows for the years ended October 31, 2005, 2004 and 2003
o Notes to Consolidated Financial Statements
o Schedule II - Valuation and Qualifying Accounts

           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
           -------------------------------------------

ENGINEERED SUPPORT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
In thousands, except per share amounts

   October 31                                                                               2005                       2004
---------------------------------------------------------------------------------------------------------------------------
   ASSETS
   CURRENT ASSETS
   Cash and cash equivalents                                                            $ 13,064                   $ 33,153
   Accounts receivable, net                                                              151,210                    139,191
   Contracts in process and inventories, net                                              77,193                     61,009
   Income taxes receivable                                                                 1,046
   Deferred income taxes                                                                   6,284                      6,921
   Prepaid expenses and other assets                                                       3,568                      2,846
---------------------------------------------------------------------------------------------------------------------------
   Total Current Assets                                                                  252,365                    243,120
   PROPERTY, PLANT AND EQUIPMENT
   Land                                                                                    4,390                      4,387
   Buildings and improvements                                                             46,385                     39,704
   Machinery and equipment                                                                32,753                     26,567
   Furniture and fixtures                                                                  7,303                      5,465
---------------------------------------------------------------------------------------------------------------------------
                                                                                          90,831                     76,123
   Accumulated depreciation                                                              (36,281)                   (29,177)
---------------------------------------------------------------------------------------------------------------------------
                                                                                          54,550                     46,946
   Goodwill                                                                              332,109                    167,358
   Acquired customer-related intangibles                                                  51,868                     38,314
   Deferred income taxes                                                                                              1,876
   Other assets                                                                           11,265                     13,520
---------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                         $702,157                   $511,134
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
   CURRENT LIABILITIES
   Notes payable                                                                        $ 45,000                   $
   Current maturities of long-term debt                                                      187                        340
   Accounts payable                                                                       79,705                     71,796
   Income taxes payable                                                                                              10,067
   Accrued employee compensation                                                          33,534                     27,806
   Other liabilities                                                                      22,007                     21,063
---------------------------------------------------------------------------------------------------------------------------
   Total Current Liabilities                                                             180,433                    131,072
   Long-term debt                                                                          1,952                        781
   Deferred income taxes                                                                   1,873
   Minimum pension liability                                                              31,141                     28,237
   Other liabilities                                                                      13,449                     14,088
   Commitments and contingencies (Note M)
   SHAREHOLDERS' EQUITY
   Common stock, par value $.01 per share; 85,000 shares
    authorized; 41,912 and 26,642 shares issued                                              419                        266
   Additional paid-in capital                                                            205,998                    151,805
   Retained earnings                                                                     286,559                    202,730
   Accumulated other comprehensive loss                                                  (19,667)                   (17,845)
---------------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                                            473,309                    336,956
---------------------------------------------------------------------------------------------------------------------------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $702,157                   $511,134
---------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

ENGINEERED SUPPORT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME
In thousands, except per share amounts

   Year Ended October 31                                           2005                     2004                       2003
---------------------------------------------------------------------------------------------------------------------------
   Net revenues:
      Products                                               $  560,929                 $596,162                   $461,490
      Services                                                  457,444                  287,468                    111,211
---------------------------------------------------------------------------------------------------------------------------
                                                              1,018,373                  883,630                    572,701
---------------------------------------------------------------------------------------------------------------------------
   Cost of revenues:
      Products                                                  378,162                  408,282                    340,380
      Services                                                  395,175                  252,658                     94,262
---------------------------------------------------------------------------------------------------------------------------
                                                                773,337                  660,940                    434,642
---------------------------------------------------------------------------------------------------------------------------
   Gross profit                                                 245,036                  222,690                    138,059
   Selling, general and administrative expense                  103,590                   98,042                     63,832
   Restructuring expense                                                                      62                      1,758
   Gain (loss) on sale of assets                                    (24)                  (1,290)                       147
---------------------------------------------------------------------------------------------------------------------------
   Operating income from continuing operations                  141,422                  123,296                     72,616
   Interest expense                                              (2,651)                  (1,215)                    (1,881)
   Interest income                                                  828                      353                        221
---------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations                            139,599                  122,434                     70,956
   Income tax provision                                          52,350                   46,525                     27,673
---------------------------------------------------------------------------------------------------------------------------
   Net income from continuing operations                         87,249                   75,909                     43,283
   Discontinued operations:
     Income from discontinued operations,
      net of income tax                                                                                                 294
     Loss on disposal, net of income tax                         (2,073)                                               (169)
---------------------------------------------------------------------------------------------------------------------------
   Net income                                                $   85,176                 $ 75,909                   $ 43,408
===========================================================================================================================
   Basic earnings per share:
     Continuing operations                                   $     2.11                 $   1.95                   $   1.19
     Discontinued operations                                      (0.05)
---------------------------------------------------------------------------------------------------------------------------
   Total                                                     $     2.06                 $   1.95                   $   1.19
===========================================================================================================================
   Diluted earnings per share:
     Continuing operations                                   $     2.02                 $   1.82                   $   1.12
     Discontinued operations                                      (0.05)

---------------------------------------------------------------------------------------------------------------------------
   Total                                                     $     1.97                 $   1.82                   $   1.12
===========================================================================================================================
See Notes to Consolidated Financial Statements.

ENGINEERED SUPPORT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  Accumulated
In thousands                                     Additional                          Other
                                       Common     Paid-in         Retained       Comprehensive        Treasury
                                       Stock      Capital         Earnings            Loss              Stock       Total
---------------------------------------------------------------------------------------------------------------------------
   Balance at October 31, 2002          $170      $ 95,569        $84,961           $(14,275)         $(31,568)    $134,857
   Comprehensive income:
     Net income                                                    43,408                                            43,408
     Other components of
      comprehensive
      income, net of tax:
       Minimum pension
        liability adjustment                                                          (2,044)                        (2,044)
       Adjustment to fair
        value of derivatives                                                             177                            177
                                                                                                                   --------
     Total comprehensive income                                                                                      41,541
                                                                                                                   --------
   Cash dividends                                                    (616)                                             (616)
   Issuance of common stock                1         1,727                                                            1,728
   Exercise of stock options                         8,682                                               9,705       18,387
   Purchase of treasury stock                                                                             (557)        (557)
   Issuance of treasury stock                          983                                                 844        1,827
   Three-for-two stock split              82          (449)                                                367
---------------------------------------------------------------------------------------------------------------------------
   Balance at October 31, 2003           253       106,512        127,753            (16,142)          (21,209)     197,167
   Comprehensive income:
     Net income                                                    75,909                                            75,909
     Other components of
      comprehensive
      income, net of tax:
       Minimum pension
        liability adjustment                                                          (2,293)                        (2,293)
       Currency translation
        adjustment                                                                       590                            590
                                                                                                                   --------
     Total comprehensive income                                                                                      74,206
                                                                                                                   --------
   Cash dividends                                                    (932)                                             (932)
   Issuance of common stock                1         4,135                                                            4,136
   Exercise of stock options              12        36,594                                              19,920       56,526
   Issuance of treasury stock                          409                                               1,289        1,698
   Stock option compensation                         4,155                                                            4,155
---------------------------------------------------------------------------------------------------------------------------
   Balance at October 31, 2004           266       151,805        202,730            (17,845)                       336,956
   Comprehensive income:
     Net income                                                    85,176                                            85,176
     Other components of
      comprehensive
      income, net of tax:
       Minimum pension
        liability adjustment                                                          (2,014)                        (2,014)
       Currency translation
        adjustment                                                                       192                            192
                                                                                                                   --------
     Total comprehensive income                                                                                      83,354
                                                                                                                   --------
   Cash dividends                                                  (1,347)                                           (1,347)
   Issuance of common stock
    related to Spacelink acquisition       2        13,241                                                           13,243
   Issuance of common stock                2         9,342                                                            9,344
   Exercise of stock options              10        31,749                                                           31,759
   Three-for-two stock split             139          (139)
---------------------------------------------------------------------------------------------------------------------------
Balance at October 31, 2005             $419      $205,998       $286,559           $(19,667)         $            $473,309
===========================================================================================================================
See Notes to Consolidated Financial Statements.

ENGINEERED SUPPORT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands
   Year Ended October 31                                                       2005              2004             2003
----------------------------------------------------------------------------------------------------------------------
   CASH FLOW FROM OPERATING ACTIVITIES:
   Net income                                                             $  85,176         $  75,909        $  43,408
   Adjustments to reconcile net income from continuing
    operations to net cash provided by continuing
    operations:
     Loss (gain) from discontinued operations                                 2,073                               (125)
     Depreciation and amortization                                           18,286            12,991            8,961
     Deferred income taxes                                                    5,918             2,423            5,768
     Loss (gain) on sale of assets                                               24             1,290             (147)
     Stock option compensation expense                                                          4,155
----------------------------------------------------------------------------------------------------------------------
   Cash provided by continuing operations
    before changes in operating assets and
    liabilities, excluding the effects
    of acquisitions                                                         111,477            96,768           57,865
   Changes in operating assets and liabilities:
     Accounts receivable                                                     13,801           (47,657)         (13,639)
     Contracts in process and inventories                                   (11,501)           (7,520)           3,065
     Accounts payable                                                         6,895            22,455            5,539
     Current income taxes                                                   (11,113)            7,826            4,996
     Net changes in other assets and liabilities                             (7,708)           (5,303)           7,017
----------------------------------------------------------------------------------------------------------------------
   Net cash provided by continuing operations                               101,851            66,569           64,843
   Net cash provided by discontinued
    operations                                                                                                   1,612
----------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                101,851            66,569           66,455
----------------------------------------------------------------------------------------------------------------------
   CASH FLOW FROM INVESTING ACTIVITIES:
   Purchase of PCA, net of cash acquired                                    (37,648)
   Purchase of Spacelink, net of cash acquired                             (136,149)
   Purchase of Mobilized Systems, net of cash acquired                      (16,744)
   Purchase of Pivotal Power, net of cash acquired                                            (10,064)
   Purchase of TAMSCO, net of cash acquired                                                    (7,440)         (77,415)
   Purchase of EEI, net of cash acquired                                                          (99)         (16,630)
   Purchase of UPSI, net of cash acquired                                                      (2,026)          (5,008)
   Additions to property, plant and equipment                               (12,066)           (8,034)          (9,681)
   Proceeds from sale of property, plant and equipment                           59             5,674              316
----------------------------------------------------------------------------------------------------------------------
   Net cash used in continuing operations                                  (202,548)          (21,989)        (108,418)
   Net cash provided by discontinued operations                                                                  2,918
----------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                   (202,548)          (21,989)        (105,500)
----------------------------------------------------------------------------------------------------------------------
   CASH FLOW FROM FINANCING ACTIVITIES:
   Net borrowings (payments) under line-of-credit agreement                  45,000           (73,100)          60,100
   Payments of long-term debt                                                  (431)             (285)         (41,910)
   Proceeds of long-term debt                                                 1,409               382
   Exercise of stock options, including related income tax benefit           31,759            56,526           18,387
   Purchase of treasury stock                                                                                     (557)
   Cash dividends                                                            (1,347)             (932)            (616)
   Issuance of common stock to employee
    stock purchase plan                                                       4,268             3,079            1,728
----------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) continuing operations                      80,658           (14,330)          37,132
   Net cash provided by (used in) discontinued operations
----------------------------------------------------------------------------------------------------------------------
   Net cash provided by (used in) financing activities                       80,658           (14,330)          37,132
----------------------------------------------------------------------------------------------------------------------
   Effect of exchange rate changes on cash                                      (50)               23
----------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash and cash equivalents                     (20,089)           30,273           (1,913)
   Cash and cash equivalents at beginning of year                            33,153             2,880            4,793
----------------------------------------------------------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR                               $  13,064         $  33,153        $   2,880
======================================================================================================================
See Notes to Consolidated Financial Statements.

                      ENGINEERED SUPPORT SYSTEMS, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (in thousands, except per share amounts)

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation and Principles of Consolidation: The Consolidated Financial Statements include the accounts of Engineered Support Systems, Inc. (Company) and its wholly-owned subsidiaries. These subsidiaries are organized within the Company's two business segments:
Support Systems and Support Services. The Support Systems segment includes the operations of Systems & Electronics Inc. (SEI), Keco Industries, Inc.
(Keco), Engineered Air Systems, Inc. (Engineered Air), Engineered Coil Company, d/b/a Marlo Coil (Marlo Coil), Engineered Electric Company, d/b/a Fermont (Fermont), Universal Power Systems, Inc. (UPSI), Engineered Environments, Inc. (EEI), Pivotal Power Inc. (Pivotal Power), Prospective Computer Analysts, Inc. (PCA) and Mobilized Systems, Inc. (Mobilized Systems). The Support Services segment includes the operations of Technical and Management Services Corporation (TAMSCO), Radian, Inc. (Radian), Spacelink International, LLC (Spacelink) and ESSIbuy.com, Inc. (ESSIbuy). All material intercompany accounts and transactions have been eliminated in consolidation.

         Industry Information: The Company's Support Systems segment designs, engineers and manufactures integrated military electronics and other military support equipment primarily for the U.S. Department of Defense (DoD), as well as related heat transfer and air handling equipment for domestic commercial and industrial users. Segment products include environmental control systems, load management and transport systems, power generation, distribution and conditioning systems, airborne radar systems, reconnaissance, surveillance and target acquisition systems, chemical and biological protection systems, petroleum and water distribution systems and other multipurpose military support equipment. The Company's Support Services segment provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. The Support Services segment also provides certain power generation and distribution equipment and vehicle armor installation to the DoD. Substantially all revenues are directly or indirectly derived from contracts with the U.S. Government.

         Use of Estimates: In preparing these financial statements, management makes estimates and uses assumptions that affect some of the reported amounts and disclosures. Actual results could differ from these estimates and assumptions.

         Cash and Cash Equivalents: Cash equivalents include temporary investments with original maturities of three months or less.

         Revenue Recognition: Revenues on long-term contracts, substantially all of which are with the U.S. government, are recognized under the percentage of completion method and include a proportion of the earnings that are expected to be realized on the contract in the ratio that production measures, primarily labor, incurred bear to the total estimated production measures for the contract. Earnings expectations are based upon estimates of contract values and costs at completion. Contracts in process are reviewed on a periodic basis. Adjustments to revenues and earnings are made in the current accounting period based upon revisions in contract values and estimated costs at completion. Amounts representing contract change orders, claims and other items are included in revenues, as recognized under the percentage of completion method, only when these amounts can be reliably estimated and realization is probable. Provisions for estimated losses on contracts are recorded when identified. Substantially all other revenues are recognized when title passes to the customer.

         Stock-Based Compensation: The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for all stock option plans. (See Note J for a further description of these plans.) Accordingly, no compensation expense has been recognized for stock option awards. The following table illustrates the effect on net income and earnings per share had the Company applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," to stock option awards.

Year Ended October 31                                            2005          2004           2003
---------------------                                            ----          ----           ----
Reported net income                                           $85,176       $75,909        $43,408
Total stock-based employee compensation
   expense determined under the fair value method
   for all stock option awards, net of income tax               7,265         2,924          3,521
                                                              -------       -------        -------
Pro forma net income                                          $77,911       $72,985        $39,887
                                                              =======       =======        =======
Earnings per share:
   Basic - as reported                                        $  2.06       $  1.95        $  1.19
                                                              =======       =======        =======
   Basic - pro forma                                          $  1.89       $  1.87        $  1.10
                                                              =======       =======        =======
   Diluted - as reported                                      $  1.97       $  1.82        $  1.12
                                                              =======       =======        =======
   Diluted - pro forma                                        $  1.80       $  1.75        $  1.03
                                                              =======       =======        =======

         The fair value of options at the grant date was estimated using the Black-Scholes model with the following weighted average assumptions for 2005, 2004 and 2003, respectively: an expected life of 2.5, 1.5 and 1.5 years; volatility of 35%, 26%, and 36%; a dividend yield of 0.08%, 0.11% and 0.18%; and a risk-free interest rate of 3.59%, 3.52%, and 3.25%.

         The weighted average fair value of options granted in 2005, 2004 and 2003 was $9.03, $5.37 and $5.03, respectively.

         Fair Value of Financial Instruments: For purposes of financial reporting, the Company has determined that the fair value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and long-term debt, approximates book value at October 31, 2005 and 2004, based on either their short-term nature or on terms currently available to the Company in financial markets.

         Credit Risk: Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. At October 31, 2005 and 2004, the Company's cash and cash equivalents were primarily invested in money market accounts at a financial institution. Management believes the credit risk is limited due to the short-term nature of these funds. Management believes the credit risk related to accounts receivable is limited due to the fact that 76% and 79% of accounts receivable at October 31, 2005 and 2004, respectively, are due from the U.S. government and its agencies. Allowances for anticipated doubtful accounts are provided based on historical experience and evaluation of specific accounts. The allowance for doubtful accounts was $1,060 and $90 at October 31, 2005 and 2004, respectively.

         Interest Rate Risk: Interest rate risk is managed through a portfolio of variable- and fixed-rate debt that management deems appropriate. Furthermore, the Company will periodically convert its variable-rate debt to fixed rates via interest rate swaps. Given the Company's outstanding debt position and anticipated cash flows, management does not believe its exposure to interest rate fluctuations has had, or will have, a significant impact on the Company's operations. The Company, therefore, had no interest rate swaps as of October 31, 2005.

         Contracts in Process and Inventories: Contracts in process and inventories represent accumulated contract costs, estimated earnings thereon based upon the percentage of completion method and contract inventories reduced by the contract value of delivered items. Accumulated contract costs and inventories are stated at actual costs incurred and consist of direct engineering, production, tooling, applicable overhead and other costs (excluding selling, general and administrative costs which are charged against income as incurred). Title to or a security interest in certain items included in contracts in process and inventories is vested in the U.S. government by reason of the progress payment provisions of related contracts. In accordance with industry standards, contracts in process and inventories related to long-term contracts are classified as current assets although a portion may not be realized within one year. Substantially all inventories related to contracts not accounted for under the percentage of completion method are valued at the lower of cost or market using the first-in, first-out method.

         Property, Plant and Equipment: Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 15 to 40 years for buildings and improvements, 5 to 15 years for machinery and equipment, and 3 to 10 years for furniture and fixtures. Depreciation expense totaled $7,752 in 2005, $5,627 in 2004 and $5,387 in 2003.

         Income Taxes: The income tax provision is based on earnings reported in the financial statements. Deferred income taxes are provided for the tax effects of temporary differences between financial and income tax reporting using current statutory tax rates.

         Impairment of Long-lived Assets: Long-lived assets, including goodwill, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

         Earnings Per Share: Basic earnings per share is based on average basic common shares outstanding, after the effect to the stock split described in Note O, of 41,329 in 2005, 38,987 in 2004 and 36,305 in 2003.
Diluted earnings per share is based on average diluted common shares outstanding, after giving effect to the stock split described in Note O, of 43,232 in 2005, 41,799 in 2004 and 38,757 in 2003. Average diluted common shares outstanding include common stock equivalents, which represent common stock options as computed using the treasury stock method.

         Treasury Stock: Shares of treasury stock are valued at cost using the first-in, first-out method.

         Recently Issued Accounting Pronouncements: In October 2004, the U.S. Congress passed the American Jobs Creation Act of 2004 (the Jobs Creation Act). The Jobs Creation Act includes numerous provisions that may materially affect business practices and accounting for income taxes. For companies that pay U.S. income taxes on manufacturing activities in the U.S., the Jobs Creation Act provides a phased-in deduction from taxable income equal to a stipulated percentage of qualified income from domestic production activities. In December 2004, the Financial Accounting Standards Board (FASB) issued two FASB Staff Positions (FSP) regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities (FSP 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP 109-2). This guidance applies to financial statements for periods ending after the date the Act was enacted. The Jobs Creation Act also provides for a change in the period of application for foreign tax credits, elimination of the 90-percent limitation of foreign tax credits against Alternative Minimum Tax, expanded disallowance of interest on convertible debt, and tax shelter disclosure penalties. The Company adopted FSP 109-1 and FSP 109-2 in the first quarter of 2005. The one-time tax benefit for the repatriation of foreign earnings does not apply to the Company. The Company anticipates that the Jobs Creation Act and related FASB pronouncements will have a material impact on the Company's consolidated financial statements in future periods. However, this impact was not material for the year ended October 31, 2005.

         In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4." SFAS 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as a current period expense. This statement is effective November 1, 2005 for the Company. The Company does not believe that the adoption of SFAS 151 will have a significant impact on its consolidated financial statements.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," (SFAS 123R). SFAS 123R requires companies to expense the value of employee stock options and similar awards. SFAS 123R is effective November 1, 2005 for the Company. The Company is currently evaluating its compensation policies and practices, along with the impact of SFAS 123R on its consolidated results of operations.

         In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections - a Replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (or fiscal 2007 for the Company). The Company does not believe that the adoption of SFAS 154 will have a significant impact on its consolidated financial statements.

NOTE B -- ACQUISITIONS

         On January 7, 2005, the Company acquired all of the outstanding stock of PCA, which develops and manufactures electronic test and measurement equipment provided for electronic warfare and avionics systems primarily to military customers. The purchase price was $37.6 million and is subject to a working capital adjustment. The purchase price was financed with the Company's existing cash balances. The fair value of assets acquired, including goodwill of $24.1 million and acquired customer-related intangibles of $6.4 million, was $38.1 million and liabilities assumed totaled $0.5 million.

         Effective February 1, 2005, the Company acquired all of the outstanding stock of Spacelink, which designs, integrates, operates and maintains deployed satellite and wireless networks for the DoD, the U.S. intelligence community and other forward deployed federal agencies and multinational organizations worldwide. The purchase price, including transaction costs, was $154.6 million, which included common stock of the Company with a value of $13.2 million. The cash consideration was financed with short-term borrowings under the Company's revolving credit facility. The purchase price was net of $2.2 million of cash acquired. The purchase price is also subject to a working capital adjustment of approximately $2.9 million, tax adjustments pursuant to Section 338(h)(10) of the Internal Revenue Code of approximately $2.3 million and to certain contingent cash consideration based upon Spacelink's earnings before interest, taxes, depreciation and amortization, as defined, for each of the twelve month periods ending January 31, 2006 and 2007. The fair value of assets acquired, including goodwill of $128.0 million and acquired customer-related intangibles of $13.8 million, was $165.7 million and liabilities assumed totaled $11.1 million.

         The following unaudited pro forma summary presents the combined results for the years ended October 31, 2005 and 2004, respectively, as adjusted to reflect the Spacelink purchase transaction assuming the acquisition had occurred at November 1, 2003. These pro forma results are not necessarily indicative of the combined results that would have occurred had the acquisition actually taken place on November 1, 2003, nor are they necessarily indicative of the combined results that may occur in the future.

                                                                                   Year Ended October 31
                                                                                   ---------------------
                                                                                   2005             2004
                                                                                   ----             ----

Net revenues                                                                 $1,040,087         $979,790
                                                                             ==========         ========
Net income                                                                      $85,181          $76,415
                                                                                =======          =======
Basic earnings per share                                                          $2.06            $1.94
                                                                                  =====            =====
Diluted earnings per share                                                        $1.97            $1.81
                                                                                  =====            =====

         Pro forma net income from operations for the year ended October 31, 2005 includes $1,249, or $0.03 per basic and diluted earnings per share from continuing operations, related to the combined after-tax impact of one-time bonus expenses and transaction costs incurred by Spacelink.

         Certain information with respect to the assets and liabilities of Spacelink as of the acquisition date is summarized below:

                                                     February 1, 2005
                                                     ----------------

Accounts receivable                                          $ 19,930
Other current assets                                              910
Property, plant and equipment                                   3,021
Goodwill                                                      127,955
Acquired customer-related intangibles                          13,810
                                                             --------
   Total assets                                              $165,626
                                                             ========

Accounts payable                                             $    398
Accrued liabilities                                            10,675
                                                             --------
   Total liabilities                                         $ 11,073
                                                             ========

         Effective May 1, 2005, the Company acquired all of the outstanding stock of Mobilized Systems, which designs, manufacturers and tests highly specialized trailers, shelters and environmental control systems, primarily for the defense industry. The purchase price was $17.5 million, net of cash acquired, of which $16.7 million has been paid as of October 31, 2005 as reflected in the Consolidated Statement of Cash Flows. The remaining $0.8 million of consideration is in the form of long-term promissory notes payable to the sellers. The cash portion of the purchase price was financed with short-term borrowings under the Company's revolving credit facility. The fair value of assets acquired, including goodwill of $12.7 million and customer-related intangibles of $3.2 million, was $19.1 million and liabilities assumed totaled $1.6 million.

         On December 5, 2003, the Company acquired all of the outstanding stock of Pivotal Power, a supplier of high-performance static power conversion equipment primarily to military customers. The purchase price was approximately $10.1 million, net of cash acquired. The fair value of assets acquired, including goodwill of $4.8 million and acquired customer-related intangibles of $1.2 million, was $11.6 million and liabilities assumed totaled $1.5 million. The purchase price was financed with short-term borrowings under the Company's revolving credit facility.

         On September 24, 2003, the Company acquired all of the outstanding common stock of EEI, a designer and manufacturer of specialized environmental control units and heat transfer systems for defense and industrial markets. The purchase price was approximately $15.6 million. The purchase of EEI, net of cash acquired, totaled $16.7 million in the Consolidated Statements of Cash Flows, which represents the $15.6 million purchase price plus assumed indebtedness of $1.1 million. The initial purchase price allocation for EEI was based on preliminary information, which was subject to adjustment upon obtaining complete valuation information. During the fourth quarter of 2004, the Company completed its valuation and reclassified $2.9 million from goodwill, as recorded in the preliminary allocation, to acquired customer-related intangibles and recorded a $0.5 million non-cash charge in the quarter ended October 31, 2004 to reflect the related amortization expense from acquisition date. The fair value of assets acquired, including goodwill of $11.6 million and acquired customer-related intangibles of $2.9 million, was $19.9 million and liabilities assumed totaled $4.3 million. The purchase price was financed with short-term borrowings under the Company's revolving credit facility.

         On May 1, 2003, the Company acquired all of the outstanding common stock of TAMSCO, a provider of information technology logistics and digitization services and a designer and integrator of telecommunication systems primarily for the DoD. The purchase price was approximately $71.1 million, which is net of $0.1 million of cash acquired. Approximately $1.1 million of the purchase price has not been paid subject to final collection of accounts receivable. In connection with this transaction, the Company also assumed and paid $14.9 million of TAMSCO indebtedness. The purchase of TAMSCO, net of cash acquired, totals $84.9 million in the Consolidated Statements of Cash Flows, which represents the $71.1 million purchase price plus assumed indebtedness of $14.9 million less $1.1 million of purchase price not yet paid. The initial purchase price allocation for TAMSCO was based on preliminary information, which was subject to adjustment upon obtaining complete valuation information. During the second quarter of 2004, the Company completed its valuation of the assets acquired and liabilities assumed. As a result, the Company reclassified $29.9 million from goodwill, as recorded in the preliminary allocation, to acquired customer-related intangibles and recorded a $2.2 million non-cash charge in the quarter ended April 30, 2004 to reflect the related amortization expense from acquisition date. The fair value of assets acquired, including goodwill of $35.9 million and acquired customer-related intangibles of $29.9 million, was $103.9 million and liabilities assumed totaled $32.8 million. The purchase price was financed with short-term borrowings under the Company's revolving credit facility.

         The following unaudited pro forma summary presents the combined historical results of operations, after giving effect to the stock split described in Note O, for the year ended October 31, 2003 as adjusted to reflect the TAMSCO purchase transaction assuming the acquisition had occurred at November 1, 2002. These pro forma results are not necessarily indicative of the combined results that would have occurred had the acquisition actually taken place on November 1, 2002, nor are they necessarily indicative of the combined results that may occur in the future.

                                            Year Ended
                                            October 31
                                               2003
                                            ----------

Net revenues                                $  652,655
                                            ==========

Net income                                  $   46,269
                                            ==========

Basic earnings per share                    $     1.27
                                            ==========

Diluted earnings per share                  $     1.19
                                            ==========

         Spacelink and TAMSCO are included in the Support Services segment. PCA, Mobilized Systems, Pivotal Power and EEI are included in the Support Systems segment. The operating results of each are included in consolidated operations since their respective dates of acquisition.

NOTE C -- GOODWILL AND INTANGIBLE ASSETS

         The following table presents changes in the Company's goodwill for the Support Systems segment and for the Support Services segment for the three years ended October 31, 2005:

                                Support       Support
                                Systems       Services         Total
                                -------       --------         -----

October 31, 2002               $ 76,833       $ 26,611        $103,444
Acquisitions                     18,886         69,002          87,888
                               --------       --------        --------
October 31, 2003                 95,719         95,613         191,332
Acquisitions                      6,935          1,821           8,756
Reclassification to
 acquired
 customer-related
 intangibles                     (2,880)       (29,850)        (32,730)
                               --------       --------        --------
October 31, 2004                 99,774         67,584         167,358
Acquisitions                     36,796        127,955         164,751
                               --------       --------        --------
October 31, 2005               $136,570       $195,539        $332,109
                               ========       ========        ========


         As of October 31, 2005, the Company had $271.3 million of remaining tax deductible goodwill.

         The following disclosure presents certain information on the Company's acquired identifiable intangible assets as of October 31, 2005, 2004 and 2003. All acquired identifiable intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

                                      Weighted Average
                                        Amortization       Gross       Accumulated         Net
                                           Period          Amount      Amortization       Amount
                                      ----------------    -------      ------------      -------
Customer-related intangibles:
   October 31, 2005                       9.3 years       $72,660        $20,792         $51,868
   October 31, 2004                      11.6 years        49,263         10,949          38,314
   October 31, 2003                       5.4 years        15,300          4,251          11,049

         The amortization expense related to acquired intangible assets was $9,843, $6,698 and $2,831, respectively, for the years ended October 31, 2005, 2004 and 2003. (Amoritization expense related to acquired intangible assets for the year ended October 31, 2004 includes $2,151 related to finalization of the TAMSCO intangible asset valuation. Total related TAMSCO amoritization expense was $1,981 and $3,142, respectively, for the years ended October 31, 2005 and 2004.) Related estimated amortization expense is $10,953 for the year ending October 31, 2006, $10,204 for the year ending October 31, 2007, $7,001 for the year ending October 31, 2008, $4,879 for the year ending October 31, 2009 and $3,222 for the year ending October 31, 2010.

NOTE D -- OPERATIONAL RESTRUCTURING

         During the quarter ended April 30, 2003, the Company announced a restructuring plan under which electronics assembly work performed at the Sanford, Florida facility of the Company's SEI subsidiary would be relocated to alternate SEI facilities. Statement of Financial Accounting Standards No. 146 (SFAS 146), "Accounting for Costs Associated with Exit or Disposal Activities," applies to all disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for employee termination costs associated with an exit or disposal activity be recognized when the liability is incurred. In accordance with SFAS 146, the Company recorded restructuring expense of $2.1 million in the year ended October 31, 2003 and $0.1 million in the year ended October 31, 2004, consisting of $1.3 million for severance and related benefits and $0.9 million for non-cash costs associated with the write-down of the Sanford, Florida facility to its fair market value. The Company anticipates that it will record no additional restructuring expense related to this plan. The plan involved the termination of 107 employees, all of which had been terminated as of October 31, 2004. All related severance costs had been paid as of October 31, 2004.

NOTE E -- DISCONTINUED OPERATIONS

         The Company completed the sale of Engineered Specialty Plastics, Inc. (ESP), a wholly-owned subsidiary, in the quarter ended April 30, 2003 to a private equity group (the Buyers). The Buyers subsequently alleged that the Company breached certain representations made under the related Stock Purchase Agreement (the Agreement) and sought a claim for associated damages under the binding arbitration provisions of the Agreement. During the quarter ended April 30, 2005, the Company and the Buyers reached a settlement on this claim, which included modification of the Company's $3.2 million note receivable from the Buyers to provide for suspension of interest charges and payments through July 31, 2006, extension of the note's repayment term to a balloon payment due in April 2009, and the release of the underlying real estate collateral securing the note. Because of this settlement, the Company recorded a charge for the impairment of the note during the quarter ended April 30, 2005 equal to $1.7 million, or $1.1 million net of income tax. During the quarter ended October 31, 2005, the Company was informed that the Buyers had liquidated all ESP assets, and the Company reserved an additional $1.6 million, or $1.0 million net of income tax, for the impairment of the remainder of the note. These amounts are reflected in discontinued operations on the Consolidated Statements of Income for the year ended October 31, 2005. Certain information with respect to the discontinued operations of ESP is as follows:

Year Ended October 31                               2005            2003
--------------------------------------------------------------------------

Net revenues                                      $                $9,136
--------------------------------------------------------------------------
Income from discontinued operations,
   net of income tax of $188 in 2003              $                $  294

Loss on disposal, net of income tax of
   $(1,244) in 2005 and $(108) in 2003             (2,073)           (169)
--------------------------------------------------------------------------
Income (loss) on discontinued operations          $(2,073)         $  125
                                                  =======          ======

NOTE F -- ACCOUNTS RECEIVABLE

         Accounts receivable includes amounts due from the U.S. government and its agencies of $115,561 and $109,991 at October 31, 2005 and 2004, respectively.

NOTE G -- CONTRACTS IN PROCESS AND INVENTORIES

         Contracts in process and inventories are comprised of the following:

   October 31                                        2005              2004
----------------------------------------------------------------------------
   Raw materials                                  $ 1,638           $ 1,874
   Work-in-process                                  5,345             5,246
   Finished goods                                     454               493
   Inventories substantially applicable
     to government contracts in process,
     reduced by progress payments of
     $54,039 and $54,629                           69,756            53,396
----------------------------------------------------------------------------
                                                  $77,193           $61,009
============================================================================

         Contracts in process and inventories at October 31, 2005 and 2004 include estimated revenue of $95,610 and $82,763, respectively, representing accumulated contract costs and related estimated earnings on uncompleted government contracts.

NOTE H -- NOTES PAYABLE

         On January 27, 2005, the Company entered into an Amended and Restated Credit Agreement (Amended Credit Agreement) with its banks. The Amended Credit Agreement replaced the Company's previous credit agreement dated April 23, 2003. The Amended Credit Agreement, which expires January 27, 2010, provides for a $200 million unsecured revolving credit facility. The Company may request, subject to certain conditions, an increase of up to $100 million in the amount of the aggregate commitment under the Amended Credit Agreement.

         Borrowings under the Amended Credit Agreement bear interest, at the Company's option, at either the Eurodollar rate plus an applicable margin, or at the higher of the prime rate or the federal funds rate plus one-half of one percent. The margin applicable to the Eurodollar rate varies from 0.625% to 1.375% depending upon the Company's ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (leverage ratio). The Amended Credit Agreement contains certain covenants, including maintaining net worth of at least $265 million, plus 50% of the sum, to the extent positive, of the Company's consolidated net income and other comprehensive income (loss) reported after October 31, 2004, plus the net proceeds of all subsequent equity offerings. The Company must also comply with certain financial covenants, including maintenance of a leverage ratio of no greater than 2.75 to 1. The Company is also subject to various other financial and operating covenants and maintenance criteria, including restrictions on the Company's ability to incur additional indebtedness, make investments, create liens, dispose of material assets and enter into merger transactions and acquisitions. As of October 31, 2005, the Company was in compliance with all applicable covenants of the Amended Credit Agreement. No compensating balance is required or maintained related to the Amended Credit Agreement.

         As of October 31, 2005, the Company had $45.0 million in borrowings under the Amended Credit Agreement. Borrowings under the Amended Credit Facility and the Company's previous revolving credit facility averaged $26.5 million for the year ended October 31, 2005. Borrowings under the Amended Credit Agreement are unsecured and are guaranteed by the Company.

         Interest paid was $2,460 in 2005, $1,370 in 2004 and $2,215 in 2003.

NOTE I -- INCOME TAXES

         The income tax provision is comprised of the following:

Year Ended October 31                         2005                 2004                      2003
---------------------            --------------------------    -----------    -------------------------------
                                 Continuing                                        Continuing
                                 Operations        Combined                        Operations        Combined
                                 ----------        --------                        ----------        --------
Current:
  Federal                         $42,840          $42,840        $40,338           $20,091          $20,187
  State                             3,896            3,896          4,153             1,798            1,798
  Foreign                            (304)            (304)          (389)
                                  -------          -------        -------           -------          -------
                                   46,432           46,432         44,102            21,889           21,985
                                  -------          -------        -------           -------          -------
Deferred:
  Federal                           5,250            4,089          2,184             5,191            5,176
  State                               375              292            187               593              592
  Foreign                             293              293             52
                                  -------          -------        -------           -------          -------
                                    5,918            4,674          2,423             5,784            5,768
                                  -------          -------        -------           -------          -------
                                  $52,350          $51,106        $46,525           $27,673          $27,753
                                  =======          =======        =======           =======          =======

         The deferred income tax provision (benefit) results from the following temporary differences:

Year Ended October 31                         2005                 2004                      2003
---------------------            --------------------------    -----------    -------------------------------
                                 Continuing                                        Continuing
                                 Operations        Combined                        Operations        Combined
                                 ----------        --------                        ----------        --------
Uncompleted contracts              $  771           $  771       $  (146)           $   541           $  541
Depreciation                           75               75            90                289              343
Goodwill and intangible
  amortization                      3,224            3,224         2,035              3,589            3,589
Employee benefit plans                882              882           685                (57)             (57)
Loss on disposal of
  discontinued
   operations                                       (1,244)                                              (60)
Other, net                            966              966          (241)             1,422            1,412
                                   ------           ------       -------            -------          -------
                                   $5,918           $4,674       $ 2,423            $ 5,784          $ 5,768
                                   ======           ======       =======            =======          =======

         Deferred income tax liabilities (assets) are comprised of the following:

   Year Ended October 31                           2005               2004
----------------------------------------------------------------------------
   Depreciation                                 $  2,441           $  2,398
   Uncompleted contracts                            (571)            (1,360)
   Employee benefits                              (5,527)            (6,291)
   Goodwill and intangibles                       16,139             13,087
   Asset reserves                                 (1,211)            (1,160)
   Capital loss carryforward                      (3,994)            (2,814)
   Other comprehensive loss                      (12,270)           (11,299)
   Other, net                                     (3,742)            (4,475)

----------------------------------------------------------------------------
                                                  (8,735)           (11,914)
Valuation allowance                                4,324              3,117
----------------------------------------------------------------------------
                                                $ (4,411)          $ (8,797)
============================================================================

         Deferred income tax liabilities (assets) are presented on the Consolidated Balance Sheets as follows:

   Year Ended October 31                           2005             2004
--------------------------------------------------------------------------
   Current assets                               $(6,284)         $(6,921)
   Non-current assets                                             (1,876)
   Non-current liabilities                        1,873
--------------------------------------------------------------------------
                                                $(4,411)         $(8,797)
==========================================================================

         A reconciliation between the income tax provision and the annual amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:

   Year Ended October 31                           2005             2004             2003
------------------------------------------------------------------------------------------
   Income tax provision at
     statutory federal rate                     $48,860          $42,852          $24,835
   State income taxes and
     other, net                                   3,490            3,673            2,838
------------------------------------------------------------------------------------------
                                                $52,350          $46,525          $27,673
==========================================================================================

         As of October 31, 2005, the Company had U.S. capital loss carryovers of $10,652, which expire in 2009. As of October 31, 2005, the Company had foreign investment tax credit carryovers of $1,405 which will begin to expire in 2006. The Company provided a valuation allowance of $4,324 in 2005 and $3,117 in 2004 on the capital loss and foreign investment tax credit carryovers, the recovery of which is uncertain.

         Income taxes paid were $40,059 in 2005, $12,479 in 2004 and $13,923 in 2003.

NOTE J -- STOCK OPTIONS

         The Company has established plans whereby options may be granted to employees and directors of the Company to purchase shares of the Company's common stock. Options granted are at an option price equal to the market value on the date the option is granted and vest immediately. Subject to continuation of employment, all options must be exercised within five years from the date of grant and are exercisable at any time during this period. As of October 31, 2005, 4,711 shares of unissued common stock were authorized and reserved for outstanding options, which had a weighted average remaining contractual life of 2.9 years at that date. Transactions involving the stock option plans are as follows:

                                               Shares         Price per share
------------------------------------------------------------------------------
   Outstanding at October 31, 2002              6,753        $ 2.48 to $13.42
   Options granted                              1,148        $15.91 to $29.46
   Options exercised                           (1,251)       $ 2.48 to $16.61
------------------------------------------------------------------------------
   Options forfeited                               (2)                 $13.42
------------------------------------------------------------------------------
   Outstanding at October 31, 2003              6,648        $ 2.56 to $29.46
   Options granted                                879        $29.63 to $37.07
   Options exercised                           (2,697)       $ 2.56 to $29.46
   Options forfeited                               (2)       $13.42 to $36.83
------------------------------------------------------------------------------
   Outstanding at October 31, 2004              4,828        $ 2.56 to $37.07
   Options granted                              1,288        $34.93 to $41.11
   Options exercised                           (1,345)       $ 2.56 to $36.83
   Options forfeited                              (60)       $29.46 to $36.83
------------------------------------------------------------------------------
   Outstanding at October 31, 2005              4,711        $ 5.19 to $41.11
==============================================================================

         The following table summarizes information for stock options outstanding at October 31, 2005:

                                                   Weighted         Weighted
                                                    Average          Average
                                  Options         Remaining         Exercise
Range of Exercise Prices      Outstanding              Life            Price
-----------------------------------------------------------------------------
  $ 5.19 to $ 8.86                 377            0.4 years           $ 5.38
  $12.63 to $16.61               1,885            1.9 years           $12.91
  $29.46 to $37.07               1,212            3.4 years           $33.20
  $34.93 to $41.11               1,237            4.6 years           $35.75

         During the quarter ended October 31, 2004, the Company recorded a charge of $5.0 million ($3.1 million on an after-tax basis) for severance and related benefit costs incurred in connection with the resignation of the Company's former Chief Executive Officer. Of this amount, $4.2 million ($2.6 million on an after-tax basis) represents a non-cash charge associated with the extension of the exercise period of vested non-qualified stock options in accordance with FASB Interpretation No. 44 (FIN44), "Accounting for Certain Transactions Involving Stock Compensation."

NOTE K -- PENSION AND OTHER POSTRETIREMENT BENEFITS

         Effective September 30, 1999, the Company acquired SEI and assumed the pension and other postretirement benefit plans related to SEI's employees and non-employee participants. Substantially all employees of SEI are covered by defined benefit or defined contribution pension plans. In addition, certain retirees of SEI are eligible for postretirement health and life insurance benefits. To qualify for postretirement health and life insurance benefits, an SEI employee must retire at age 55 or later and the employee's age plus service must equal or exceed 75. Retiree contributions are defined as a percentage of medical premiums. Consequently, retiree contributions increase with increases in the medical premiums. The life insurance plans are noncontributory and provide coverage of a flat dollar amount for qualifying retired SEI employees.

         All former full-time employees of Engineered Air who were covered by a collective bargaining agreement are also covered by a defined benefit pension plan. These SEI and Engineered Air benefits are provided under defined benefit pay-related and flat-dollar plans, which are primarily non-contributory. Annual Company contributions to retirement plans equal or exceed the minimum funding requirements of the Employee Retirement Income Security Act or other applicable regulations.

         The components of pension and other postretirement benefit costs are presented below for 2005, 2004 and 2003:

                                            2005        2004       2003
------------------------------------------------------------------------
   PENSION BENEFITS
   Service cost                          $ 3,191     $ 2,896    $ 2,859
   Interest cost                           7,383       7,035      7,018
   Expected return on plan
     assets                               (7,505)     (7,201)    (6,994)
   Amortization of prior service
     cost                                    536         536        556
   Recognized actuarial
     loss                                  3,764       3,344      1,526
   Other                                                             36
------------------------------------------------------------------------
   Net pension costs                     $ 7,369     $ 6,610    $ 5,001
========================================================================

   OTHER POSTRETIREMENT BENEFITS
   Service cost                             $216     $   236    $   273
   Interest cost                             620         593        713
   Actuarial loss                            455         339        343
------------------------------------------------------------------------
  Net other benefit costs                $ 1,291     $ 1,168    $ 1,329
========================================================================

         A reconciliation of the changes in the plans' benefit obligations and fair values of assets over the two-year period ending October 31, 2005 and a statement of the funded status at October 31, 2005 and 2004 follows.

                                                           2005           2004
-------------------------------------------------------------------------------
   PENSION BENEFITS
   RECONCILIATION OF BENEFIT OBLIGATION:
   Benefit obligation at beginning of year             $126,804       $115,842
   Service cost                                           3,191          2,896
   Interest cost                                          7,383          7,035
   Actuarial loss                                         5,758          5,255
   Benefit payments                                      (4,291)        (4,124)
   Other                                                   (100)          (100)
-------------------------------------------------------------------------------
   Benefit obligation at October 31                    $138,745       $126,804
===============================================================================
   RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
   Fair value of plan assets at beginning of year      $ 77,829       $ 69,272
   Actual return on plan assets                           6,521          6,276
   Employer contributions                                 6,326          6,405
   Benefit payments                                      (4,291)        (4,124)
   Other                                                   (129)
-------------------------------------------------------------------------------
   Fair value of plan assets at October 31             $ 86,256       $ 77,829
===============================================================================

   FUNDED STATUS:
   Funded status at October 31                         $(52,489)      $(48,975)
   Unrecognized prior service cost                        2,214          2,750
   Unrecognized actuarial loss                           47,661         44,652
-------------------------------------------------------------------------------
   Accrued benefit cost                                $ (2,614)      $ (1,573)
===============================================================================

   OTHER POSTRETIREMENT BENEFITS
   RECONCILIATION OF BENEFIT OBLIGATION:
   Benefit obligation at beginning of year             $  9,746       $ 11,384
   Service cost                                             216            236
   Interest cost                                            620            593
   Plan amendments                                       (4,670)
   Actuarial loss (gain)                                  1,724         (1,069)
   Benefit payments                                      (1,596)        (1,398)
-------------------------------------------------------------------------------
   Benefit obligation at October 31                    $  6,040       $  9,746
===============================================================================
   RECONCILIATION OF FAIR VALUE OF PLAN ASSETS:
   Fair value of plan assets at beginning of year      $              $
   Employer contributions                                 1,596          1,398
   Benefit payments                                      (1,596)        (1,398)
-------------------------------------------------------------------------------
   Fair value of plan assets at October 31             $              $
===============================================================================

   FUNDED STATUS:
   Funded status at October 31                         $ (6,040)      $ (9,746)
   Unrecognized prior service cost                       (4,670)
   Unrecognized actuarial loss                            4,531          3,270
-------------------------------------------------------------------------------
   Accrued benefit cost                                $ (6,179)      $ (6,476)
===============================================================================

The amounts recognized in the Company's Consolidated Balance Sheets as of October 31 are as follows:

                                                           2005           2004
-------------------------------------------------------------------------------
   PENSION BENEFITS
   Accrued benefit cost                                $ (6,407)      $ (5,627)
   Intangible asset                                       2,214          2,557
   Additional minimum liability                         (31,141)       (28,237)
   Other comprehensive loss                              32,720         29,734
-------------------------------------------------------------------------------
   Net amount recognized                               $ (2,614)      $ (1,573)
===============================================================================

   OTHER POSTRETIREMENT BENEFITS
   Accrued benefit cost                                $ (6,179)      $ (6,476)
-------------------------------------------------------------------------------
   Net amount recognized                               $ (6,179)      $ (6,476)
===============================================================================

         The postretirement plan amendment is that prescription drug coverage will no longer be offered to participants after the age of 65. This change is being made concurrently with the new Medicare Part D coverage for prescription drugs effective in 2006. Under the new arrangement, retiree contributions provide for 100% of the cost for post-65 coverage.

         Assumptions used in accounting for the defined benefit plans in 2005, 2004 and 2003 were a discount rate of 5.50%, 5.75% and 6.00%, respectively, a rate of compensation increase of 3.75% in each year, and an expected long-term rate of return on assets of 8.75% in each year. A 1% increase in the discount rate would decrease net pension costs for 2005 and the accrued benefit cost at October 31, 2005 by $1.8 million and a 1% decrease in the discount rate would increase net pension benefit costs for 2005 and the accrued benefit cost at October 31, 2005 by $1.9 million. A 1% increase in the expected long-term rate of return on assets would decrease net pension costs for 2005 and the accrued benefit cost at October 31, 2005 by $0.8 million and a 1% decrease in the expected long-term rate of return on assets would increase net pension benefit costs for 2005 and the accrued benefit cost at October 31, 2005 by $0.8 million.

         Assumptions used in accounting for other postretirement benefits in 2005, 2004 and 2003 were a discount rate 5.50% 5.75% and 6.00%, respectively, and a health care cost trend of 9.5%, 9.5% and 10.0%, respectively, decreasing 0.5% annually to an ultimate rate of 5.5%. A 1% increase in the discount rate would decrease net other benefit costs for 2005 by $0.1 million and a 1% decrease in the discount rate would increase net other benefit costs for 2005 by $0.1 million. A 1% increase in the health care cost trend rate for each year would increase the October 31, 2005 net benefit obligation by approximately $12, while a 1% decrease in the health care cost trend rate for each year would decrease the October 31, 2005 net benefit obligation by approximately $14.

         The accumulated benefit obligation for defined benefit pension plans was $123.8 million and $111.7 million at October 31, 2005 and 2004, respectively.

         The weighted average asset allocation and the target allocation for the Company's pension benefit plans, by asset category, is as follows:

                                     Asset                 Target
                                  Allocation             Allocation
                                 at October 31          at October 31
                             --------------------       -------------
                              2005          2004            2005
                             ------        ------          ------
Equity securities             63.7%         66.2%           62.5%
Debt securities               32.0%         30.1%           33.0%
Real estate                    2.9%          2.7%            2.5%
Cash                           1.4%          1.0%            2.0%
                             -----         -----           -----
Total                        100.0%        100.0%          100.0%
                             =====         =====           =====

         The Company expects to contribute $6,771 to its pension benefit plans and contribute $700 in expected benefit payments attributable to its other postretirement benefit plans during the year ending October 31, 2006. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

   Year                              Other Post
  Ending               Pension       Retirement
October 31            Benefits        Benefits
----------            --------       ----------
2006                  $ 5,379         $  558
2007                    5,892            552
2008                    6,258            548
2009                    6,709            530
2010                    7,115            504
2011 - 2015            43,391          2,721

         The Company's pension plan assets are managed by outside investment managers and assets are rebalanced when the target ranges are exceeded. Pension plan assets consist of marketable securities including common stocks, bonds, real estate and interest-bearing deposits. The Company's investment strategy with respect to pension assets is to achieve a total rate of return (income and capital appreciation) that is sufficient to provide retirement benefits to all eligible and future retirees of the pension plans. The Company regularly monitors performance and compliance with investment guidelines.

         The Company sponsors the Engineered Support Systems, Inc. 401(k) and Employee Stock Ownership Plan (ESOP), which covers all employees of Engineered Air, Marlo Coil, Keco, Fermont, ESSIbuy, UPSI, Radian, TAMSCO, EEI, PCA, Spacelink and Mobilized Systems and all employees of SEI with an employment starting date after December 31, 2004. The ESOP provides for a matching contribution by the Company of no less than 25% of each employee's contributions up to a maximum of 6% of the employee's earnings. The Company also makes discretionary annual contributions. All employee and employer contributions to the ESOP are 100% vested. In addition, the Company previously sponsored the TAMSCO Tax Deferred Retirement Plan, the Engineered Environments, Inc. 401(k) Plan, the Prospective Computer Analysts, Inc. Employee Savings and Retirement Plan, the Spacelink International, LLC 401(k) Plan, and Mobilized Systems, Inc. 401(k) Incentive Savings Plan. The Company has recorded expense based on contributions to the ESOP, the TAMSCO plan, the EEI plan, the PCA plan, the Spacelink plan, and the MSI plan for the years ended October 31, 2005, 2004 and 2003 of $7,173, $4,600 and
$1,989, respectively.

         The Company also has a qualified Employee Stock Purchase Plan
(ESPP), the terms of which allow for qualified employees, as defined, to purchase the Company's common stock at a price equal to 95% of the closing price at the beginning of each semi-annual stock purchase period. Prior to July 1, 2005, the plan allowed plan participants to purchase shares of the Company's common stock at a price equal to 85% of the lower of the closing price at the beginning or end of each semi-annual stock purchase period, but was amended to comply with recently enacted income tax law changes concerning employer-sponsored stock purchase plans. The Company issued 128, 129 and 81 shares of common stock during the years ended October 31, 2005, 2004 and 2003 pursuant to the ESPP at an average price per share of $31.69, $22.79 and $20.27, respectively.

NOTE L -- BUSINESS SEGMENT INFORMATION

         Based on its organizational structure, the Company operates in two business segments: Support Systems and Support Services. The Support Systems segment designs, engineers and manufactures integrated military electronics and other military support equipment primarily for the DoD, as well as related heat transfer and air handling equipment for domestic commercial and industrial users. Segment products include environmental control systems, load management and transport systems, power generation, distribution and conditioning systems, airborne radar systems, reconnaissance, surveillance and target acquisition systems, chemical and biological protection systems, petroleum and water distribution systems and other multipurpose military support equipment. The Support Services segment provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. The Support Services segment also provides certain power generation and distribution equipment and vehicle armor installation to the DoD.

         Management utilizes more than one measurement and multiple views of data to measure business segment performance and to allocate resources to the segments. However, the dominant measurements are consistent with the Company's Consolidated Financial Statements and, accordingly, are reported on the same basis herein. Management evaluates the performance of its business segments and allocates resources to them primarily based on income from operations, along with cash flows and overall economic returns. The Company's export net revenues are not significant. All corporate expenses and assets have been allocated to the segments. In 2005, 2004 and 2003, approximately, 96%, 94% and 95% of consolidated net revenues were derived directly or indirectly from the U.S. government.

         The following table summarizes the Company's net revenues attributed to the United States and to foreign countries:

                      United         Foreign          Total
October 31            States        Countries       Revenues
----------           --------       ---------       --------

   2005              $993,288        $25,085       $1,018,373
   2004               853,286         30,344          883,630
   2003               556,809         15,892          572,701

         The Company attributes foreign net revenues based on the domicile of the purchaser of the product or service.

         Of the $702.2 million in total Company assets as of October 31, 2005, $13.9 million were located in countries other than the U.S.

         Information by segment is summarized as follows:

------------------------------------------------------------------------------------------
Year Ended October 31                            2005              2004             2003
------------------------------------------------------------------------------------------
   NET REVENUES:
   Support Systems:
     Products                              $  501,013          $514,702         $389,301
     Services
------------------------------------------------------------------------------------------
                                              501,013           514,702          389,301
------------------------------------------------------------------------------------------
   Support Services:
     Products                                 135,247           155,353           99,534
     Services                                 457,444           287,468          111,211
------------------------------------------------------------------------------------------
                                              592,691           442,821          210,745
------------------------------------------------------------------------------------------
   Intersegment Revenues                      (75,331)          (73,893)         (27,345)
------------------------------------------------------------------------------------------
                                           $1,018,373          $883,630         $572,701
==========================================================================================

   OPERATING INCOME FROM CONTINUING OPERATIONS:
   Support Systems                           $ 87,490          $ 92,966         $ 54,200
   Support Services                            53,932            30,330           18,416
------------------------------------------------------------------------------------------
                                              141,422           123,296           72,616
   Interest expense                            (2,651)           (1,215)          (1,881)
   Interest income                                828               353              221
------------------------------------------------------------------------------------------
   Income from continuing
     operations before income tax            $139,599          $122,434         $ 70,956
==========================================================================================

   IDENTIFIABLE ASSETS:
   Support Systems                           $319,180          $272,605         $224,599
   Support Services                           382,977           238,529          194,702
------------------------------------------------------------------------------------------
                                             $702,157          $511,134         $419,301
==========================================================================================
DEPRECIATION AND AMORTIZATION:
------------------------------------------------------------------------------------------
   Support Systems                           $  7,221          $  6,113         $  5,529
   Support Services                            11,065             6,878            3,432
------------------------------------------------------------------------------------------
                                              $18,286          $ 12,991         $  8,961
==========================================================================================

CAPITAL EXPENDITURES:
   Support Systems                           $  2,420          $  5,763         $  8,782
   Support Services                             9,646             2,271              899
------------------------------------------------------------------------------------------
                                             $ 12,066          $  8,034         $  9,681
==========================================================================================

NOTE M -- COMMITMENTS AND CONTINGENCIES

         As a government contractor, the Company is continually subject to audit by various agencies of the U.S. government to determine compliance with various procurement laws and regulations. As a result of such audits and as part of normal business operations of the Company, various claims and charges are asserted against the Company. It is not possible at this time to predict the outcome of all such actions. However, management is of the opinion that it has good defenses against such actions and believes that none of these matters will have a material effect on the consolidated financial position or the results of operations of the Company.

         Total contractual and contingent obligations as of October 31, 2005 are as follows:

                                                              Payments / Expiration
                                        --------------------------------------------------------------
                                          2006           2007          2008         2009         2010         Total
                                        --------       -------       -------       ------       ------       --------

Contractual Obligations:
  Long-term debt                        $    187       $   198       $   391       $  533       $            $  1,309
  Operating leases                         5,347         4,087         2,384        1,495          573         13,886
  Unconditional purchase
    obligations                          202,834         8,912                                                211,746
  Contributions to pension
    and other postretirement
    benefit plans                          7,471         7,471         7,371        7,371        3,871         33,555
                                        --------       -------       -------       ------       ------       --------
                                         215,839        20,668        10,146        9,399        4,444        260,496
Contingent Obligations:
  Letters of credit                        1,840                                                                1,840
                                        --------       -------       -------       ------       ------       --------

Total Obligations                       $217,679       $20,668       $10,146       $9,399       $4,444       $262,336
                                        ========       =======       =======       ======       ======       ========

         While contingent obligations are included in the table above, the Company does not expect to fund the full amounts indicated for letters of credit. Lease expense totaled $5.9 million, $5.0 million and $4.2 million for the years ended October 31, 2005, 2004 and 2003, respectively.

NOTE N -- SEC INVESTIGATION

         In December 2004, the Company was notified by the Enforcement Division of the SEC of the issuance of a formal order directing a private investigation captioned In the Matter of Engineered

Support Systems, Inc. and that the SEC had issued subpoenas to various individuals associated with the Company to produce certain documents. The SEC staff also requested that the Company voluntarily produce certain documents in connection with the investigation. The subpoenas related to trading in the Company's stock around the Company's earnings releases in 2003 and the adequacy of certain disclosures made by the Company regarding related-party transactions in 2002 and 2003 involving insurance policies placed by the Company through an insurance brokerage firm in which a director of the Company was a principal at the time of the transactions. On or about September 23, 2005, the SEC staff contacted the Company's counsel and advised that it had issued a subpoena directed to the Company and expanded its investigation to include the Company's disclosure of a November 2004 stop-work order relating to the Company's Deployable Power Generation and Distribution System program for the U.S. Air Force, and trading in the Company's stock by certain individuals associated with the Company.

         In connection with the foregoing SEC investigation, the Company and certain of its directors and officers have provided information and testimony to the SEC. The Company continues to furnish information requested by the SEC. The Company is unable to determine at this time either the timing of the investigation or the impact, if any, which the investigation could have on the Company or the combined company following the Company's proposed merger with DRS as explained in Note P.

NOTE O -- STOCK SPLIT

         On April 15, 2005, the Company effected a three-for-two stock split in the form of a 50% stock dividend. All per share amounts, as well as all share amounts related to the Company's stock option and stock purchase plans, have been restated to reflect this stock split.

NOTE P -- MERGER AGREEMENT WITH DRS TECHNOLOGIES, INC.

         On September 21, 2005, the Company and DRS Technologies, Inc. (DRS) entered into a definitive agreement which provides for the acquisition by DRS of all of the outstanding common stock of the Company for approximately $1.9 billion, or $43.00 per share (subject to possible adjustment), through a combination of cash and DRS common stock. Pending customary regulatory approvals and other closing conditions, including approval by DRS and Company shareholders, the transaction is anticipated to close before March 31, 2006.

SUPPLEMENTAL INFORMATION

The table below presents unaudited quarterly financial information for the years ended October 31, 2005 and 2004 (in thousands, except for per share amounts):

Quarter Ended             January 31             April 30              July 31              October 31              Fiscal Year
-----------------------------------------------------------------------------------------------------------------------------------
                       2005       2004       2005       2004       2005        2004       2005       2004        2005        2004
                       ----       ----       ----       ----       ----        ----       ----       ----        ----        ----

Net revenues         $233,533   $195,130   $263,768   $210,136   $258,735    $221,991   $262,337   $256,373   $1,018,373   $883,630
Gross profit           57,544     46,271     60,324     53,425     63,450      56,816     63,718     66,178      245,036    222,690
Net income from
 continuing
 operations            20,611     15,743     20,093     18,323     22,564      20,506     23,981     21,337       87,249     75,909
Net income             20,611     15,743     19,045     18,323     22,564      20,506     22,956     21,337       85,176     75,909
Diluted earnings
 per share;
  Continuing
   operations           $0.48      $0.38      $0.46      $0.44      $0.52       $0.49      $0.55      $0.51        $2.02      $1.82
       Total            $0.48      $0.38      $0.44      $0.44      $0.52       $0.49      $0.53      $0.51        $1.97      $1.82

Earnings per share calculations are based on the average basic and diluted common shares outstanding for each quarter and, therefore, the sum of the quarters may not necessarily be equal to the full year basic and diluted earnings per share amounts.

The results for the quarter ended October 31, 2004 include $1.7 million of net income resulting from revisions, adjustments and changes in estimates for certain long-term contracts, primarily at the Company's Keco subsidiary.

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Engineered Support Systems, Inc.:

We have completed an integrated audit of Engineered Support Systems, Inc.'s 2005 consolidated financial statements and of its internal control over financial reporting as of October 31, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule
------------------------------------------------------------------

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Engineered Support Systems, Inc. and its subsidiaries at October 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting
-----------------------------------------

Also, in our opinion, management's assessment, included in the accompanying Report of Management on Internal Control over Financial Reporting, that the Company maintained effective internal control over financial reporting as of October 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in the accompanying Report of Management on Internal Control over Financial Reporting, management has excluded certain elements of the internal control over financial reporting of Spacelink, LLC, Prospective Computer Analysts Incorporated, and Mobilized Systems, Inc. from its assessment of the Company's internal control over financial reporting as of October 31, 2005 because each was acquired by the Company in a purchase business combination during 2005. Subsequent to the acquisition, certain elements of the acquired businesses' internal control over financial reporting and related processes were integrated into the Company's existing systems and internal control over financial reporting. Those controls that were not integrated have been excluded from management's assessment of the effectiveness of internal control of financial reporting as of October 31, 2005. We have also excluded those elements from our audit of internal control over financial reporting. The combined excluded elements of Spacelink, LLC, Prospective Computer Analysts Incorporated, and Mobilized Systems, Inc. represent controls over accounts of approximately 4% of total assets and 8% of total revenues of the related consolidated financial statement amounts as of and for the year ended October 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri

January 9, 2006

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

         The management of ESSI is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of ESSI's financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect ESSI's transactions and dispositions of assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.

         Management conducted an evaluation of the effectiveness of ESSI's internal control over financial reporting based on the framework and criteria established in Internal Control -- Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.

         Based on this evaluation, management concluded that ESSI's internal control over financial reporting was effective as of October 31, 2005. Management's assessment of the effectiveness of ESSI's internal control over financial reporting as of October 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

         Management has excluded certain elements of the internal control over financial reporting of Spacelink, LLC, Prospective Computer Analysts Incorporated, and Mobilized Systems, Inc. from its assessment of the Company's internal control over financial reporting as of October 31, 2005 because each was acquired by the Company in a purchase business combination during 2005. Subsequent to the acquisition, certain elements of the acquired businesses' internal control over financial reporting and related processes were integrated into the Company's existing systems and internal control over financial reporting. Those controls that were not integrated have been excluded from management's assessment of the effectiveness of internal control of financial reporting as of October 31, 2005. The combined excluded elements of Spacelink, LLC, Prospective Computer Analysts Incorporated, and Mobilized Systems, Inc. represent controls over accounts of approximately 4% of total assets and 8% of total revenues of the related consolidated financial statement amounts as of and for the year ended October 31, 2005.